                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)

                       Greenville First Bancshares, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   39607Y100
                                 (CUSIP Number)


                             R. Arthur Seaver, Jr.
                               1805 Laurens Road
                              Greenville, SC 29607
                           Telephone: (864) 679-9000
            (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                October 29, 1999
            (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this schedule is filed.

         [ ]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 39607Y100


                                  SCHEDULE 13G

----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Leighton M. Cubbage
----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                   (a) [ ]
                                                                                                             (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5     SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON          80,000
          WITH
                           -------------------------------------------------------------------------------------------
                           6     SHARED VOTING POWER


                           -------------------------------------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 80,000
                           -------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         80,000
----------------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       [ ]


----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.3%
----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

----------------------------------------------------------------------------------------------------------------------


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

Cusip No. 39607Y100

----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         William B. Sturgis
----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                   (a) [ ]
                                                                                                             (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5     SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON          60,000
          WITH
                           -------------------------------------------------------------------------------------------
                           6     SHARED VOTING POWER


                           -------------------------------------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 60,000
                           -------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,000
----------------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       [ ]


----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.5%
----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

----------------------------------------------------------------------------------------------------------------------


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Cusip No. 39607Y100

ITEM 1(A).        NAME OF ISSUER

         The name of the issuer is Greenville First Bancshares, Inc.


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         The principal executive offices of the issuer are located at 1805 Laurens Road, Greenville, South Carolina 29607.


ITEM 2(A).        NAME OF PERSONS FILING

         This statement is being filed by Leighton M. Cubbage and William B. Sturgis.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 1805 Laurens Road, Greenville, South Carolina 29607


ITEM 2(C).        CITIZENSHIP
                           Leighton M. Cubbage - United States of America William B. Sturgis - United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

         This statement relates to Common Stock.

ITEM 2(E).        CUSIP NUMBER

         The CUSIP Number for Greenville First Bancshares, Inc. is 39607Y100

ITEM 3.           THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULES 13 D-1(B)
                  OR 13 D-2(B)


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Cusip No. 39607Y100

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:
                           Leighton M. Cubbage        80,000
                           William B. Sturgis         60,000

         (b)      Percent of Class:
                           Leighton M. Cubbage        7.27
                           William B. Sturgis         5.45

         (c)      Number of shares as to which the person has:

                  (i)      sole power to vote or to direct the vote
                           Leighton M. Cubbage        80,000
                           William B. Sturgis         60,000

                  (ii)     shared power to vote or to direct the vote
                           Leighton M. Cubbage             0
                           William B. Sturgis              0

                  (iii)    sole power to dispose or to direct the disposition
                           of
                           Leighton M. Cubbage        80,000
                           William B. Sturgis         60,000

                  (iv)     shared power to dispose or to direct the disposition
                           of
                           Leighton M. Cubbage             0
                           William B. Sturgis              0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


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Cusip No. 39607Y100

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         Exhibits 1. Joint Filing Agreement


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Cusip No. 39607Y100

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 8, 1999




                                        /s/ William B. Sturgis
                                        -----------------------
                                        William B. Sturgis



                                        /s/ Leighton M. Cubbage
                                        -----------------------
                                        Leighton M. Cubbage


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